CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: 508-222-0614 ext 218
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2007 RESULTS

Norton, Massachusetts. May 9, 2007. CPS Technologies Corporation (CPS) (OTC Bulletin Board: CPSH) today announced revenue of $3.1 million and net income of $340 thousand, or $0.03 per basic and diluted common share for the fiscal quarter ended March 31, 3007. This compares with revenue of $2.5 million and net income of $324 thousand, or $0.03 per basic and diluted common share for the same period a year ago.

Grant Bennett, President, indicated, "We are very pleased with the 25% growth in Q1 2007 revenue over Q1 2006, particularly given the previously announced expectations.  We anticipated reduced demand in Q1 2007 for baseplates used in cellular telephone basestations as a consequence of accelerated demand for them in Q4 2006 and this was the case.

For several other products actual demand in Q1 and into Q2 has been slightly less than customer-provided forecasts.  However, rolling forecasts received from most of our significant customers generally show increasing demand throughout the year, particularly in Q3 and Q4.

Net income in Q1 2007 increased 5% over net income in Q1 2006. Net income rose at a lower rate than revenue due primarily to temporary product mix changes. Management believes the employment base and cost structure in place are appropriate for near and intermediate term demand.

CPS achieved Q1 design wins in both of our main product lines, baseplates for motor controllers and flip-chip lids and heat spreaders for application-specific integrated circuits, microprocessors and SIPs ("system in package" boards). AlSiC is increasingly viewed as the material of choice for high-performance, high-reliability applications in these market segments.

In Q1 2007 we were also very active in working with several first-tier automotive suppliers in the development and production qualification of motor controller baseplates for hybrid vehicle applications, both trucks and cars. Management believes that as some or all of these specific products enter serial production they will generate meaningful growth for the Company in the future."

CPS serves a portfolio of end markets with advanced material solutions, the most significant solution being metal matrix composites (MMCs). CPS has a proprietary, leading position in MMCs today, primarily providing electronics OEMs with thermal management components to increase performance and reliability. Management believes that like plastics 80 years ago, MMCs will penetrate many different end markets over many years.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements.

CPS TECHNOLOGIES CORPORATION
(OTC BULLETIN BOARD: CPSH)

Quarter Ended:	March 31, 2007	April 1, 2006

Revenues	$ 3,140,353	$ 2,506,824

Net income (loss)	$ 339,965	$ 323,817

Basic and diluted income per share	$ 0.03	$ 0.03

Weighted average basic shares	12,526,080	12,329,193

Weighted average diluted shares	13,108,184	12,878,825